EXHIBIT 23 - CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-181163 on Form S-8 and Registration Statement No. 333-175508 on Form S-3ASR of our report dated February 7, 2014, relating to the financial statements and financial statement schedule of American Axle & Manufacturing Holdings, Inc., and the effectiveness of American Axle & Manufacturing Holdings, Inc.'s internal control over financial reporting, appearing in this Annual Report on Form 10-K of American Axle & Manufacturing Holdings, Inc. for the year ended December 31, 2013.

/s/ DELOITTE & TOUCHE LLP

Detroit, Michigan
February 7, 2014